Exhibit 99.1

NEWS

Contact:	John Haudrich (investors), 314-656-5375
Tom Lange (media), 314-656-5369
Mylene Labrie (Canada), 514-864-5103
www.smurfit-stone.com

SMURFIT-STONE REPORTS FIRST QUARTER 2007 RESULTS AND
FURTHER REALIGNMENT OF THE COMPANY’S MILL SYSTEM

•                  Results reflect strong year-over-year operating profit improvement due to higher prices and benefits achieved under the company’s strategic initiatives program

•                  Mill system realignment includes closing two containerboard mills and restarting a previously idled paper machine

CHICAGO, April 26, 2007 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $55 million, or $0.21 per diluted share, for the first quarter of 2007. These results include:

•                  A restructuring charge of $0.06 per diluted share primarily from the closure of container plants and headcount reductions,

•                  A $0.05 per diluted share charge related to the early extinguishment of debt, and

•                  A loss of $0.01 per diluted share from non-cash foreign currency charges.

First quarter 2007 results compare favorably to a net loss of $0.25 per diluted share for the prior year first quarter, which included a net $0.04 per share gain related to asset sales, a non-cash foreign currency gain, and restructuring charges primarily due to plant closures. First quarter 2006 net loss was increased by $1 million to reflect the adoption of the new accounting standard for planned major maintenance activities.

Sales for the first quarter 2007 were $1.8 billion, up 5 percent from the first quarter 2006.

Commenting on first quarter 2007 results, Patrick J. Moore, chairman and chief executive officer, said, “Our year-over-year earnings improvement reflects the realization of higher prices for our products and benefits achieved from our strategic initiatives plan. Consistent with our previous guidance, our first quarter earnings declined sequentially from the fourth quarter 2006 due to escalating fiber prices and seasonal factors. Containerboard production was down as a result of increased mill maintenance downtime and two fewer production days. Likewise, energy usage was seasonally higher and employee costs increased due to timing issues. While managing these challenges, we can point to a number of accomplishments this past quarter.”

First quarter achievements included:

•                  Segment operating profits of $102 million, a $73 million improvement compared to the prior year first quarter,

•                  Benefits from the company’s strategic initiatives plan of $86 million towards the 2007 cumulative savings target of $420 million, and

•                  Refinancing the company’s 9.75 percent senior notes, which will reduce annual interest expense and extend the company’s debt maturities.

Higher average first quarter prices drove the company’s year-over-year improvement in net sales and operating profits. Average domestic linerboard and corrugated container prices improved 12.8 percent and 6.9 percent, respectively, from the first quarter 2006 while prices were flat sequentially. Corrugated container shipments were down 5.8 percent compared to the first quarter 2006. The decrease stems primarily from the company’s continued efforts to rationalize its box plant system which impacted shipments by approximately three percent. Slower U.S. economic conditions and actions to improve the profitability of marginal accounts also contributed to a decrease in packaging demand. Containerboard inventories continued to be aggressively managed and were down one percent from year-end 2006 and ten percent lower than levels one year ago. Higher costs negatively impacted results as escalating wood and recycled fiber prices reduced first quarter earnings by $23 million compared to the fourth quarter 2006.

Smurfit-Stone’s strategic initiatives program remains on schedule. During the first quarter, the company reduced headcount by over 700 and closed three plants. It also announced the closure of five additional plants year-to-date.

Commenting on the company’s outlook, Moore said, “We anticipate improved second quarter results following the seasonally softer first quarter. Our strategic initiatives will drive additional benefits. Likewise, moderating costs should contribute to improved earnings as we expect lower energy usage and less mill maintenance downtime in the second quarter. Considering these factors, as well as stronger demand for containerboard and packaging, we are confident that the company will return to profitability in the second quarter.”

Mill Realignment

The company also announced plans to further realign its containerboard mill system over the next six months as part of its strategic initiatives plan. The Carthage, Indiana and Los Angeles, California medium mills, with combined annual capacity of approximately 200,000 tons, will be permanently closed. The company expects to incur a restructuring charge of approximately $18 million associated with these actions. The previously idled machine at the Jacksonville, Florida mill with capacity to produce approximately 170,000 tons of containerboard will be restarted. Commenting on this decision, Steven J. Klinger, president and chief operating officer, said: “As a result of this realignment, we will have a more flexible mill system as our Jacksonville mill can produce either recycled linerboard or medium. We are pursuing every opportunity to improve the company’s cost structure and these changes will reduce future production costs.”

Smurfit-Stone management will discuss the company’s first quarter financial performance at 8:00 a.m. CDT (9:00 a.m. EDT) on Friday, April 27, 2007 via a live webcast and teleconference.  Participants can join the presentation by linking to the web-cast through the investor page of the company’s website at  www.smurfit-stone.com or by calling (212) 231-6012 (no access code required) at least ten minutes prior to the commencement of the presentation. The presentation will be archived on the company’s website for subsequent viewing.

# # #

Smurfit-Stone Container Corporation’s (Nasdaq: SSCC) innovative packaging solutions help its customers to grow their businesses and profits. As North America’s premier packaging company, Smurfit-Stone is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone also is one of the world’s largest paper recyclers. The company has led the industry in safety performance every year since 2001 and conducts its business in compliance with the environmental, health and safety principles of the American Forest & Paper Association. Smurfit-Stone operates approximately 180 facilities and employs approximately 24,500 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2006, as updated from time to time in the company’s Securities and Exchange Commission filings. In this press release, certain non-U.S. GAAP financial information is presented. A reconciliation of those numbers to U.S. GAAP financial measures and additional disclosure regarding our use of non-GAAP financial measures are included in the attached schedules.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2007	2006
Assets	(Unaudited)

Current assets
Cash and cash equivalents	$11	$9
Receivables, net	178	166
Retained interest in receivables sold (Note 1)	189	179
Inventories	554	538
Prepaid expenses and other current assets	31	34
Total current assets	963	926

Net property, plant and equipment	3,725	3,731
Timberland, less timber depletion	43	43
Goodwill	2,873	2,873
Other assets	190	204

	$7,794	$7,777

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$16	$84
Accounts payable	603	542
Accrued compensation and payroll taxes	171	211
Interest payable	63	79
Income taxes payable	3	2
Current deferred income taxes	2	2
Other current liabilities	133	147
Total current liabilities	991	1,067

Long-term debt, less current maturities	3,723	3,550
Other long-term liabilities	1,097	1,010
Deferred income taxes	210	343

Stockholders’ equity
Preferred stock	94	93
Common stock	3	3
Additional paid-in capital	4,050	4,040
Retained earnings (deficit)	(1,970)	(1,917)
Accumulated other comprehensive income (loss)	(404)	(412)
Total stockholders’ equity	1,773	1,807

	$7,794	$7,777

Note 1:

At March 31, 2007 and December 31, 2006, $633 million and $590 million, respectively, of receivables had been sold under two accounts receivable programs, of which the company retained a subordinated interest. The off-balance sheet debt related to the two accounts receivable programs totaled $449 million and $448 million, respectively as of those dates. See our Annual Report on Form 10-K for the year ended December 31, 2006 for a further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006

Net sales	$1,824	$1,729
Costs and expenses
Cost of goods sold	1,610	1,590
Selling and administrative expenses	167	173
Restructuring charges	24	9
Gain on sale of assets		(23)
Income (loss) from operations	23	(20)
Other income (expense)
Interest expense, net	(74)	(92)
Loss on early extinguishment of debt	(23)
Other, net (Note 1)	(12)	(3)
Loss from continuing operations before income taxes	(86)	(115)
Benefit from income taxes	34	43
Loss from continuing operations	(52)	(72)
Discontinued operations
Income from discontinued operations, net of income tax provision of $6		10
Net loss	(52)	(62)
Preferred stock dividends and accretion	(3)	(3)
Net loss available to common stockholders	$(55)	$(65)

Basic and diluted earnings per common share
Loss from continuing operations	$(0.21)	$(0.29)
Discontinued operations		0.04
Net loss available to common stockholders	$(0.21)	$(0.25)

Weighted average shares outstanding	256	255

Note 1:	2007 includes a non-cash foreign currency loss of $5 million for the 1st quarter.
2006 includes a non-cash foreign currency gain of $2 million for the 1st quarter.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities
Net loss	$(52)	$(62)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Loss on early extinguishment of debt	23
Depreciation, depletion and amortization	88	100
Amortization of deferred debt issuance costs	2	2
Deferred income taxes	(38)	(55)
Pension and postretirement benefits	(4)	23
Gain on sale of assets		(23)
Non-cash restructuring charges	12	5
Non-cash stock-based compensation	6	5
Non-cash foreign currency (gains) losses	5	(2)
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold	(21)	(39)
Inventories	(16)	8
Prepaid expenses and other current assets	4	(3)
Accounts payable and accrued liabilities	25	(70)
Interest payable	(16)	(18)
Other, net	2	10

Net cash provided by (used for) operating activities	20	(119)

Cash flows from investing activities
Expenditures for property, plant and equipment	(96)	(56)
Proceeds from property disposals	2	28

Net cash used for investing activities	(94)	(28)

Cash flows from financing activities
Proceeds from long-term debt	675
Net borrowings (repayments) of long-term debt	(571)	147
Debt repurchase premiums	(19)
Preferred dividends paid	(2)	(2)
Proceeds from exercise of stock options		1
Deferred debt issuance costs	(7)

Net cash provided by financing activities	76	146

Increase (decrease) in cash and cash equivalents	2	(1)
Cash and cash equivalents
Beginning of period	9	5

End of period	$11	$4

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2007	2006
	1st Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$1,824	$1,729	$1,765	$1,844	$1,819	$7,157

Income (loss) from operations	$23	$(20)	$70	$125	$101	$276

Net income (loss) available to common stockholders	$(55)	$(65)	$(44)	$21	$17	$(71)

Diluted income (loss) per common share	$(.21)	$(.25)	$(.17)	$.08	$.07	$(.28)

Total reported debt	$3,739	$4,719	$3,815	$3,723	$3,634	$3,634

Capital expenditures	$96	$56	$83	$59	$76	$274

Pension contributions	$31	$18	$45	$47	$37	$147

	Three Months Ended March 31
	Containerboard & Corrugated Containers Segment	Reclamation Segment	Subtotal: Operating Results	Other	Total

2007 Results
Revenues	$1,690	$134	$1,824		$1,824
Profit (loss) (Note 1)	$92	$10	$102	$(188)	$(86)

2006 Results
Revenues	$1,646	$83	$1,729		$1,729
Profit (loss) (Note 1,2)	$25	$4	$29	$(144)	$(115)

Note 1:	Effective January 1, 2007, working capital interest is no longer charged to the operating segments. The 2006 segment profit (loss) has been restated to conform to the current year presentation.

Note 2:

Effective January 1, 2007, the Company adopted the new pronouncement for accounting for planned major maintenance activities, which requires retrospective application to all financial statements presented. The following is the impact by quarter for 2006:

	2006
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Restatement for Major Maintenance Activities:
Pretax income (loss)	$(1)	$—	$10	$(9)	$—
Net income (loss)	$(1)	$—	$6	$(5)	$—

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2007	2006
	1st Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Containerboard and Corrugated Container Segment

Containerboard System
North American Mill Operating Rates (Containerboard Only) (Note 1)	96.7%	96.9%	100.0%	100.0%	100.0%

North American Containerboard Production – M Tons	1,813	1,771	1,860	1,888	1,883
Year over Year Avg. Domestic Linerboard Price Change	12.8%	-0.5%	9.9%	25.8%	24.5%
Sequential Avg. Domestic Linerboard Price Change	-0.3%	10.1%	10.1%	5.0%	-2.2%

Pulp Production – M Tons	145	145	136	151	132
SBS/Bleached Board Production – M Tons	78	72	77	81	83
Kraft Paper Production – M Tons	46	54	47	51	47

Corrugated Containers
North American Shipments – BSF	19.0	20.2	20.2	19.8	19.3
Per Day North American Shipments – MMSF	296.7	315.1	320.9	319.4	321.4
Year over Year Avg. Corrugated Price Change	6.9%	-2.5%	3.5%	9.7%	10.4%
Sequential Avg. Corrugated Price Change	0.1%	3.3%	4.3%	3.0%	-0.5%

Other Operations

Fiber Reclaimed and Brokered – M tons	1,721	1,666	1,630	1,644	1,674

Note 1: Operating rates are calculated based on containerboard capacity as of January 1st for each year presented.

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three Months Ended March 31
	2007	2006

Loss from continuing operations	$(52)	$(72)
Benefit from income taxes	(34)	(43)
Income from discontinued operations before income taxes		16
Interest expense, net	74	92
Depreciation, depletion and amortization	88	100
EBITDA	76	93
Receivables discount expense	7	5
Restructuring charges	24	9
Non-cash foreign currency (gain)/loss	5	(2)
Loss on early extinguishment of debt	23
Gain on sale of assets		(23)
Adjusted EBITDA	$135	$82

“EBITDA” is defined as net loss before benefit from income taxes, interest expense, net and depreciation, depletion and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.  EBITDA and Adjusted EBITDA are non-GAAP financial measures.  See disclosure below regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION

ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(Unaudited)

	Three Months Ended March 31
	2007	2006

Net loss per diluted share available to common stockholders (GAAP)	$(.21)		$(.25)
Loss on early extinguishment of debt	$.05	$
Gain on sale of assets / non-cash foreign currency (gains) /losses	$.01		$(.06)
Restructuring charges	$.06		$.02

Adjusted net loss per diluted share available to common stockholders (exclusive of loss on early extinguishment of debt, non-cash foreign currency (gain) loss, gain on sale of assets and restructuring charges)	$(.09)		$(.29)

Adjusted net income (loss) per diluted share available to common stockholders (exclusive of loss on early extinguishment of debt, non-cash foreign currency (gain) loss and restructuring charges) is a non-GAAP financial measure.  See disclosure below regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION
NON-GAAP FINANCIAL MEASURES

We measure our performance primarily through our operating profit. In addition to our audited consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management uses certain non-GAAP financial measures, including “EBITDA,” “adjusted EBITDA” and “adjusted net income (loss) per diluted share available to common stockholders” to measure our operating performance. We provide a definition of the components of these measurements and reconciliation to the most directly comparable GAAP financial measure.

These non-GAAP measures are considered by our Board of Directors and management as a basis for measuring and evaluating our overall operating performance. They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations. The use of these non-GAAP measures provides an indication of our ability to service debt and we consider them appropriate measures to use because of our highly leveraged position. We believe these non-GAAP measures are useful in evaluating our operating performance compared to other companies in our industry, and are beneficial to investors, potential investors and other key stakeholders, including analysts and creditors who use these measures in their evaluations of our performance.

EBITDA has certain material limitations associated with its use as compared to net income. These limitations are primarily due to the exclusion of certain amounts that are material to our consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization. In addition, EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in our business and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only as supplemental measures of our operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP. The EBITDA presentation includes a reconciliation to net income which we believe is clear and useful to our stakeholders. A further reconciliation to adjusted EBITDA excludes certain unusual or non-recurring items, and presents a more accurate picture of our operating performance.

We use adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding from EBITDA certain unusual or nonrecurring items that we believe are not indicative of our ongoing operating results as follows:

•                  Loss on Early Extinguishment of Debt – which represents unamortized deferred debt issuance cost or call premiums charged to expense in connection with our financing activities.

•                  Non-Cash Foreign Currency Gain or Loss – which is recorded in connection with fluctuations in the Canadian dollar. The functional currency for our Canadian operations is the U.S. dollar. Fluctuations in Canadian dollar-denominated monetary assets and liabilities result in non-cash gains or losses.

•                  Gain or Loss on Sale of Assets – which occur on an infrequent basis.

•                  Receivables Discount Expense – which is recorded in connection with our accounts receivable securitization program and is considered a financing activity similar to interest expense that is added back in our presentation of adjusted EBITDA in a manner consistent with our interest expense.

•                  Restructuring Charges – which consist primarily of facility closures and other headcount reductions. A significant amount of these restructuring charges are non-cash charges related to the write-down of property, plant and equipment to estimated net realizable value. We exclude these restructuring charges to more clearly reflect our ongoing operating performance.

We also use the non-GAAP measure “adjusted net income (loss) per diluted share available to common stockholders.” Management believes this non-GAAP financial measure provides investors, potential investors, security analysts and others with useful information to evaluate the performance of the business because it excludes gains and losses and charges that management believes are not indicative of the ongoing operating results of the business. In addition, this non-GAAP financial measure is used by management to evaluate our operating performance for the same reasons as detailed above in the description of the related components excluded from EBITDA to arrive at adjusted EBITDA.